Exhibit 18.1

Board of Directors
Tandy Leather Factory, Inc.

Note 1 to the consolidated financial statements of Tandy Leather Factory, Inc. (the Company) included in its Form 10-Q for the quarter ended March 31, 2019 describes a change in the Company's segments for reporting purposes. We have evaluated this change in reporting segments in light of the requirements for segment reporting as discussed in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 280. Based on our understanding of management's stated reasons and justification for this change, we believe that such change is preferable given the Company's circumstances.

We have not audited any consolidated financial statements of Tandy Leather Factory, Inc. as of any date for any period subsequent to December 31, 2018. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of Tandy Leather Factory, Inc., or on the financial position, results of operations, or cash flows of Tandy Leather Factory, Inc. as of any date or for any period subsequent to December 31, 2018.

WEAVER AND TIDWELL, L.L.P.
May 9, 2019